ENTERPRISE FINANCIAL SERVICES CORP
Moderator: Peter Benoist
07-26-12/3:30 p.m. ET
Confirmation # 92141885

ENTERPRISE FINANCIAL SERVICES CORP

Moderator:    Peter Benoist
July 26, 2012
3:30 p.m. ET

Operator:
Good afternoon. My name is (Tamika), and I will be your conference operator today. At this time, I would like to welcome everyone to the Enterprise financial earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press “*” then the number “1” on your telephone keypad. If you would like to withdraw your question, press the “#” key. Thank you. Mr. Peter Benoist, you may begin your conference.

Peter Benoist:
Thank you, (Tamika). And welcome, everybody. Thanks for taking the time to join our second quarter call. I'd like to remind all listeners that during this call we'll be making forward looking statements and actual results may differ materially from results contemplated in our forward looking statements as a result of various important factors including those described in our 2011 annual report on Form 10K and on subsequent filings with the FCC. Forward looking statements speak only as of today, Thursday, July 26, 2012, and the company undertakes no obligation to update them in light of new information or future events. I'd also like to remind you that you can go find a copy of our second quarter press release which includes reconciliations of non-gaap financial measures referred to in this conference call in the Investor Relations section of our Website.

I know many of you are on a short timeframe as it relates to earnings calls, so I'm going to make some brief comments on the quarter, and I have with me (Frank Sanfilippo), our Chief Financial Officer, and as we typically have (Steve Marsh), as well, President of the bank and our Chief Credit officer. Just the general sense, I would say we were very pleased with the solid second quarter. Particularly, the results that we felt good about were continued strong C&I loan growth, slightly increased core and net interest margins, net of covered asset yield impacts, improved asset quality trends which lead to substantially lower provision expense, continued strong nonperforming loan coverage ratios, flat expenses on a linked quarter basis, and solid improvement on our capital ratios.

The covered loan book added significantly to earnings in the quarter based on continued strong accelerations, and I have asked Frank to comment further on that as well as asking him to do a deeper dive on the numbers for the quarter. Lower charge off rates and reduced nonperforming asset levels were also encouraging, and I've asked Steve Marsh to comment on our current outlook on asset quality as well as to give you an overview on the markets in terms of loan demand and competition. So with that, I'm going to turn it over to Frank to sort of do a dive on the numbers.

(Frank Sanfilippo):
Thank you, Peter, and good afternoon, everyone. We reported net income of $8.8 million for the second quarter of 2012, or 44 cents per diluted share, up 2 percent compared to net income of 43 cents per share from the second quarter of 2011, and up 42 percent from the linked first quarter. The performance of our covered assets acquired in our four FDIC acquisitions continues to have significant positive earnings impact, though often volatile between quarters, and so I will comment on that first.

We have updated the net revenue impact of the covered assets on Page 4 of the release. The first three lines of that table sum to the net interest-or to the interest income on covered loans in our (P&L) and drive the 20 percent yield in the quarter which then contributed to our strong net interest rate margins for the quarter of 4.81 percent. The base yield on these loans, these covered loans which exclude the accelerated cash flow impact for the quarter, was 11.43 percent. As noted in the prior quarter, given the quarterly recasting or remeasurement of cash flows on these loans, this base yield will change, but it has been trending higher over the past several quarters as delinquencies have improved and expected losses have declined. The impact of the accelerated cash flows causes the most volatility and the overall yield.

While lower estimates of losses have driven the yield on these loans higher on a prospective basis, the lower losses also have a negative effect on our fee income as shown with the negative change in FDIC loss share receivable on our P&L. Through June 30, 2012, we have recorded $8.7 million of negative accretion in other income with $7.6 million of that total due to the lower loss estimates and the remainder representing the net impact of provision offsets on the cover loans and reversals of the indemnification asset related to the accelerated cash flows. Absent any significant changes in the loss estimation results of our quarterly recasting process or any significant acceleration of cash flows, we expect negative accretion of $5 million to $7 million over the last six months of 2012.

The accelerations of cash flows are due to unexpected loan pay offs and are unpredictable to a large degree. Through our recasting process, we do utilize prepayment assumptions, but with troubled loan portfolios, there can be surprises. Through the first six months of 2012, we're showing $8 million of accelerated accretion on our table, but net of the related indemnification asset reversal connected with those loan pools, impact on pretax income is $5.1 million. In the full year, 2011, we had $6.8 million of net pretax impact from accelerations, so it is possible that we will realize a similar level or better in 2012. Three months ago, that was not our belief.

As part of the recasting process, if our projection of cash flows under a particular loan pool is less than previously expected, impairment is recorded via provision for loan losses. However, there is generally an 80 percent offset in the FDIC loss share receivable that would flow through as the income. If the projection of cash flows on a particular loan pool is greater than previously expected, those entries would be reversed. Note that the second quarter provision impact was quite small for these covered loans.

So moving on to the core banking results, I would comment on several areas. First, we noted in the release that the net interest rate margin excluding the covered assets was 3.46 percent in the second quarter of 2012 compared to 3.45 percent in the linked first quarter; slight improvement in earning asset mix and improved funding cost in mix were mostly offset by lower yields on loans and securities. Loan growth for the year is still expected to be 6 to 8 percent which we have seen for the first half of the year and in 2011, but yields continue to be pressured from competition.

Transaction deposit costs at 45 basis points in the quarter are still falling and will provide some offset. Noninterest bearing demand deposit accounts have continued to grow through both new business and existing account editions. Secondly, noninterest expenses were $21.4 million in the quarter, flat with the linked first quarter, but up $3.4 million or 19 percent from the second quarter of 2011. We still expect expenses to run $20 to $22 million per quarter for the remainder of 2012. As noted in the first quarter call, we attribute the growth and expenses from one year ago primarily to our acquisition activities both the FDIC assisted transactions and talent acquisitions.

Being a growth company, the increase in expenses are expected but only if we are creating positive leverage on those expenses with the revenues produced. A proxy for this is the efficiency ratio. Unfortunately, the volatility within the covered asset revenues discuss earlier disguises any progress in the efficiency ratio. If we separate the loss share assets from the core banking business, the core banking business targets an efficiency ratio in the mid 50s, and we are comfortable with that level given our business model. Obviously, if the desired revenue growth is not achieved or falls, we will have to address the expense side more intentionally.

And finally, two observations on capital; a shrinkage in assets combined with strong earnings in the quarter continue to raise our capital ratios nicely, specifically the tangible common equity to tangible asset ratio at 5.84 percent at 6/30 is up 85 basis points since year-end and 43 basis points in the quarter. And second, we recently completed our FDIC exam, and there were no surprises. As noted in our first quarter earnings call, we will now file for regulatory approval to redeem our $35 million of outstanding preferred stock held by the U.S. Treasury. Once filed, we were told to allow 45 to 60 days for approval.

Now, Steve Marsh, CEO of Enterprise Bank and Trust, has some comments on the loan portfolio and asset quality. Steve?

(Steve Marsh):
Thank you, Frank. My comments are confined to the loan portfolio that's not covered by loss share, so uncovered organic portfolio. At the end of the quarter, June 30, loans ended at $1.9 billion. For the quarter, they were up $31 million or 2 percent. In the quarter, we continued to see a shift in our portfolio from real estate to the C&I account. C&I loans were up $49 million or 6 percent while the higher risk construction residential real estate portfolio is down about $14 million; a little over $14 million. On a year-over-year basis, C&I loans are up $154 million or 23 percent, and construction real estate, residential real estate, is down $43 million.

When looking at the sources of the growth in the second quarter, a couple of things become clear. First, several years ago we adopted a strategy specializing lending niches. The niches were a primary driver of loan growth in the last quarter. Life insurance premium finance lending, so providing financial products for high-end estate planning, life insurance programs was a big source of new loan growth. Enterprise value lending, or M&A acquisitions, was up in the quarter as well. SBA lending and our newly acquired asset based lending group, commercial finance group, all provided strong sources of growth in the quarter.

In addition, our traditional C&I group added new relationships throughout the quarter, but especially in St. Louis, and the new relationships came primarily from regional banks in the St. Louis marketplace. So we were pleased by the growth and the mix of the portfolio change in the quarter. Turning to asset quality for the non covered loans in the organic portfolio, we ended the quarter with $40 million-a little over $40 million on nonperforming loans. This was down from $47 million at the end of the first quarter, down slightly from $43 million a year ago. New nonperforming loans were just $1.3 million, which is a very low level of nonperforming loans for the company. Nonperforming loans as a percentage of total loans was about 2.08 percent for the quarter, down from 2.46 percent on a linked quarter basis.

The nonperforming portfolio of a little over $40 million consists of over 50 relationships. The largest relationship is about $4.5 million. The second largest relationship is $3.2 million. No real concentration in the geography or the type of problem nonperforming loans. For the quarter ending, past dues were .13 basis points. And while we don't believe past dues are a perfect predictor of future credit problems, it's better to have a low level than a high level of past dues.

Other real estate owned; organic other real estate owned at the end of the quarter was $17.4 million down slightly from $19.6 million on a linked quarter basis. In the organic portfolio, we sold $3.6 million of other real estate owned in the quarter for a book gain of $487,000. Of course, the book gain is a little bit of a (inaudible) as gain over what we were carrying in our books for. We probably lost money on the loan overall, but I look at that because it confirms that we're maintaining those values as a conservative basis on our books.

Nonperforming assets; this percentage of assets for the quarter were 1.82 down from 2.06 on a link quarter basis. Charge offs were good for the quarter at $1.4 million. On an annualized basis, that would be 28 basis points. At the end of the first quarter, it was $2.1 million or about 45 basis points, so we've seen positive trends in the charge offs as well. Provision also was a good story in the quarter. Provision expense as of June 30, 2012 is just $75,000. It was due to-that low level was driven by a couple factors; one, a lower level of downgrade and more importantly some upgrades and some payoffs in previously reserved loans. Even with a small second quarter provision, the allowance for loan losses is 1.86 percent of the total loan portfolio and covers about 90 percent of our nonperforming loans.

In general, I was encouraged by the loan growth and the loan mix in second quarter. Encouraged by credit quality, provision expense, charge offs, nonperforming asset levels were all encouraging. Challenged by loan pricing, especially for C&I. This is a feature that we see in all three of our markets; a very competitive situation in Phoenix, Kansas City, and in St. Louis. We don't believe that the credit issues are all behind us. The economic recovery remains weak. However, the smaller number of nonperforming assets continued with our aggressive strategy to sell all of the real estate owned and reduce nonperforming assets has given some improvement in credit quality statistics for the company.

We expect lower levels of nonperformings at year-end. Currently, nonperformers are about $58 million. We expect that to be lower at year-end. Our original plan for-called for nonperforming assets to remain flat. We expect net charge offs in the range of $10 to $15 million. At the end of the first six months, it was $3.5 million, but this is down significantly from our original plan of $15 to $20 million. Provision expense will be in the $8 to $10 million range. Previously, we had planned on $13 to $14 million of provision for the full year-on a full year basis. So in general, I think there is-we feel good about the trends in credit quality. We'll see improvements, but we don't think the credit issues are all behind us. So I'd be happy to turn it back over to you, Peter.

Peter Benoist:	Yes, (Tamika), we're ready to take questions whenever you are.

Operator:
At this time, I would like to remind everyone in order to ask an audio question, please press “*”, “1” on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from the line of Chris Mcgratty.

Chris Mcgratty:	Good afternoon, guys.

Peter Benoist:	Good afternoon, (Chris).

Chris Mcgratty:	Peter, do you-or Frank, what's left on the accretable yield? What's the dollar amount?

(Frank Sanfilippo):	About $115 million, but keep in mind that that can change each quarter, (John), as a result of the recast-I'm sorry, (Chris), as a result of the recast process.

Chris Mcgratty:	So $115 will run through capital and earnings over the next couple of years. Is that the right number way to think about it?

(Frank Sanfilippo):	It'd be several years, but yes.

Chris Mcgratty:
OK. The disclosure on one of the first tables in the release which gives you the net revenue contribution, the-maybe a little bit of help here, Peter or Frank, the $5.3 million of the accelerated cash flows, that obviously contributed to the margin, but should we think about the $7.5 million as the total contribution? Is that the right way to think about it, of the deals all in; kind of $7.445? Is that the right way to think about it?

(Frank Sanfilippo):
I think what you're missing, and I think I've tried to comment on this before anyway, is the pieces that are missing in this obviously is whatever your funding cost is for those assets, and different people will have different analysis. Different folks would have different opinions as to what that cost of funds should be. And then there's obviously a-you know, you get into the allocation of expenses relative to these particular assets which we do not comment on here. So those are the pieces that you're missing, but this is the substantial part of it, and then keep in mind you also have some taxes to pay on that; on those cash flows.

Chris Mcgratty:	Right, but either way, the $7.5 is-that's roughly 20 percent of the revenue in the quarter. Is that the right way to think about it, too?

(Frank Sanfilippo):	I would just say the funding cost is the only thing you're missing because funding cost really comes through your net interest income.

Chris Mcgratty:	That's fair. OK.

(Frank Sanfilippo):	Yes.

Chris Mcgratty:	The holding company; can you remind us how much cash is at the (hold co)?

(Frank Sanfilippo):	Yes, about $17 million.

Chris Mcgratty:
OK, and maybe with this as a matchup, can you just comment a little bit about expectations? I know you're still in the early stages of (tarp) discussions, but can you just talk about-obviously your capital has built quite nicely in the last six months, but just expectations for capital needs?

Peter Benoist:
Well, I think other than what we've told you publicly relative to growth rates, that would pretty well cover capital needs going forward. We don't contemplate any other anticipations as it relates to increased capital, and I think our capital plan as we've described it in the past is consistent with what we're saying now.

Chris Mcgratty:	And that was 7 percent by '14, is that right?

Peter Benoist:	That's right.

Chris Mcgratty:	All right, thanks.

Peter Benoist:	You bet. Thank you.

Operator:	Again, to ask any questions, please press “*”, “1”. And there are no further questions.

Peter Benoist:	OK. Well, we thank you all very much. We appreciate it. We look forward to talking to you again at the end of the third quarter. Thank you.

Operator:	Thank you all for participating in today's conference call. You may now disconnect.

END